Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan

DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports First Quarter 2010 Results

First quarter revenues up 92%from the previous quarter

First quarter earnings per share of $0.03

PLANO, TEXAS — May 3, 2010 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the first quarter 2010, reporting revenues of $30.3 million compared to $36.0 million in the first quarter of 2009.  This year’s first quarter included revenues from Eagle Canada, which was acquired in October 2009.

The first quarter 2010 results were enhanced by the seasonal nature of the Company’s Canadian operations and compare favorably with the fourth quarter of 2009, which included Canadian operations for most of the quarter.  Compared to the fourth quarter of 2009, first quarter revenues increased 92%.

Net income for the first quarter of 2010 was $0.6 million, or $0.03 per diluted share, compared to net income of $5.0 million, or $0.26 per diluted share, in the first quarter of 2009.  (All per share amounts have been adjusted to reflect the five percent stock dividend to be paid on May 14, 2010 to shareholders of record as of April 30, 2010).

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report a profitable first quarter, despite the fact that demand for our services continued to be impacted by a soft but improving North American seismic market and we were again subject to a competitive pricing environment.  As a result, we continued to optimize our utilization, keeping our crew count aligned with expected demand from our customers.  We began the first quarter operating five crews in the lower 48 states and ended the quarter with six crews.  We also operated five crews in Canada for most of the first quarter as a result of increased activity in the Canadian market.

“Our acquisition of Eagle Canada is now fully integrated and continues to be a positive contributor to our quarterly results as we operated at full capacity during the first quarter.  However, the Canadian market is seasonal, and as a result of the thawing season, we will have limited revenue from Canadian activity for the next couple of quarters.

“We ended the quarter with approximately $23 million in cash and remain well capitalized and strong financially, with the financial and operational flexibility to take advantage of the upcoming recovery in the seismic market.

“We continue to benefit from a steadily improving bidding environment that started in late 2009 and, therefore, are cautiously optimistic regarding the remainder of 2010.  We remain committed to expand our margins and are starting to make some progress in that effort through improving contract terms.  Furthermore, we have the ability to add crews quickly as business conditions improve.  Our total backlog, comprised of our U.S. and Canadian business, is currently approximately $44 million.

“In light of the improving market environment, we are adding additional equipment.  We just signed a commitment letter to purchase a 3,000 channel GSR (Geospace Seismic Recorder) wireless recording system that can operate either independently or integrated with our ARAM equipment.  The operational flexibility of the new system will expand our capabilities since it can operate in many different types of environments.  As a result, it should lead to improved margins over time.  We expect delivery of this system by mid-June.”

FIRST QUARTER 2010

The first quarter of 2010 includes the results of Eagle Canada, which was acquired by TGC Industries in October 2009; therefore, no financial contribution from Eagle Canada is included in first quarter 2009 results.

Revenues for the first quarter of 2010 fell to $30.3 million compared to $36.0 million in the first quarter of 2009, due to lower demand for seismic services and a competitive pricing environment in the U.S.  The Company began the first quarter of 2010 with five crews operating in the U.S. and added a sixth crew during the quarter compared to operating nine crews in the U.S. for the entire first quarter of 2009.  Compared to the fourth quarter of 2009, in which the Company operated four crews in the U.S. as well as three crews in Canada for most of the period, revenues rose 92 percent from $15.7 million.

Cost of services rose 6.0 percent to $23.6 million from $22.2 million in the first quarter of 2009.  Cost of services as a percentage of revenues increased to 77.9 percent compared to 61.8 percent in the 2009 first quarter as a result of substantially lower margins in the U.S. due to weak demand for seismic services and a competitive pricing environment.  Selling, general and administrative expenses (“SG&A”) were $1.7 million compared to $1.2 million in the first quarter of 2009, in part due to management and integration costs of the Eagle Canada acquisition.

Income from operations was $1.2 million compared to $8.8 million in the first quarter a year ago.  Net income was $0.6 million, or $0.03 per diluted share, compared to net income of $5.0 million, or $0.26 per diluted share, in the first quarter of 2009.  The effective tax rate for the first quarter of 2010 and 2009 was approximately 41 percent.  First quarter 2010 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) declined to $5.0 million from $12.6 million in the first quarter of 2009.  Receivables in the first quarter of 2010 rose to $19.6 million from $9.5 million in the first quarter of 2009.  The large increase in receivables was due to the customary Canadian industry payment practices.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings is provided in the financial tables below.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, May 3, 2010, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9724 a few minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 17, 2010.  To access the replay, dial 303-590-3030 using a pass code of 4282513#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas with branch offices in Houston, Oklahoma City and Calgary, Alberta, is one of the leading providers of seismic data acquisition services throughout the continental United States and Canada.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Earnings (Unaudited)

March 31, 2010

	Three Months Ended
	March 31,
	2010	2009

Revenue	$30,293,841	$36,010,877

Cost and expenses
Cost of services	23,586,031	22,245,122
Selling, general, administrative	1,685,037	1,173,533
Depreciation and amortization expense	3,867,714	3,799,437
	29,138,782	27,218,092

INCOME FROM OPERATIONS	1,155,059	8,792,785

Interest expense	215,612	268,647

INCOME BEFORE INCOME TAXES	939,447	8,524,138

Income tax expense	388,940	3,489,476

NET INCOME	$550,507	$5,034,662

Earnings per common share:
Basic	$0.03	$0.26
Diluted	$0.03	$0.26

Weighted average number of common shares outstanding:
Basic	19,199,552	19,183,842
Diluted	19,327,357	19,190,931

The statements of earnings reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.  TGC Industries, Inc. acquired Eagle Canada, Inc. during October of 2009, and the operations of Eagle Canada are included in the consolidated financial statements for three month period ended March 31, 2010.

TGC Industries, Inc.

Consolidated Condensed Balance Sheets

March 31, 2010

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$23,228,566	$25,504,149
Receivables (net)	19,626,308	9,455,224
Prepaid expenses and other	419,127	2,066,531
Current assets	43,274,001	37,025,904
Other assets (net)	1,495,956	1,440,488
Property and equipment (net)	45,535,321	47,583,333
Total assets	$90,305,278	$86,049,725

Current liabilities	$24,715,911	$19,730,270
Long-term obligations	5,700,802	6,507,147
Long-term deferred tax liability	6,075,389	7,117,030
Shareholders' equity	53,813,176	52,695,278
Total liabilities & equity	$90,305,278	$86,049,725

TGC Industries, Inc.

Consolidated Reconciliation of EBITDA to Net Income

March 31, 2010

	Three Months Ended
	March 31,
	2010	2009

Net income	$550,507	$5,034,662
Depreciation	3,867,714	3,799,437
Interest	215,612	268,647
Income tax expense	388,940	3,489,476

EBITDA	$5,022,773	$12,592,222

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